Exhibit 10.36

Verde	PolyEarthyleneTM

August 23, 2021

Joe Paolucci

Dear Joe:

On behalf of Verde Bioresins, Inc. (the “Company”). I am pleased to offer you employment with the Company. The purpose of this letter (the “Letter Agreement”) is to summarize the terms of your employment with the Company, should you accept our offer:

1. Position and Duties. You will be employed by the Company to serve as Chief Commercialization Officer of the Company, effective August 23, 2021. You will report to the Board of Directors of the Company (the “Board”) and have such duties and responsibilities as are customary for such position. You agree to devote your best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities for the Company. We understand that you consult for Braskem North America and will continue to do so as long as the agreement doesn’t conflict with Verde. You agree to abide by the rules, regulations, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. You will be primarily located at your home office in New Jersey and may travel at your discretion consistent with the Company’s business needs.

2. Base Salary and Stipend. Your compensation will be at the rate of two hundred twenty-five dollars ($225) per hour, paid bi-weekly, subject to tax and other withholdings as required by law, and will be paid in accordance with the Company’s regularly established payroll procedures. It is expected that you will work between 5-20 hours a week on average. Such compensation may be adjusted from time to time in accordance with normal business practice. You will bill for hours previously worked in the first pay period as well as current compensation.

3. Discretionary Bonus. Following the end of each calendar year, and subject to the approval of the Board (or a committee thereof), you will be eligible for a discretionary retention and performance bonus in an amount equal to up to one hundred percent (100%) of your compensation during the applicable calendar year, based on your achievement and the Company’s achievement of certain milestones during the applicable calendar year (the “Discretionary Bonus”). The milestones for a calendar year shall be determined and shall be communicated to you in writing, and whether you and the Company have achieved those milestones and the amount of the Discretionary Bonus, if any, for a given calendar year shall be determined by the Board in its sole discretion. You must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn any bonus award, as it also serves as an incentive to remain employed by the Company. Any bonus hereunder will be awarded and paid on or before March 15th of the calendar year following that to which such bonus relates. Any Discretionary Bonus, if any, would be pro-rated for the 2021 calendar year.

Verde	PolyEarthyleneTM

4. Benefits and Expenses. As a part-time employee, you are not eligible to participate in any benefit programs that the Company establishes and makes available to its employees from time to time unless and until such time as you convert to a full-time employee. All reasonable business expenses that are documented by you and incurred in the ordinary course of business will be reimbursed in accordance with the Company’s standard policies and procedures.

5. Vacation. You will be eligible for three weeks of vacation per calendar year. The number of vacation hours for which you are eligible shall accrue at the rate based on hours worked per month that you are employed during such calendar year. Vacation accrual will be capped at 1.5 times your annual vacation accrual. When your accrued vacation reaches the cap. you will not accrue additional vacation until some of the previously accrued vacation is used and the accrued amount falls below the cap.

6. Equity. As soon as reasonably practicable after the date hereof, and upon the approval of the Company’s Board of Directors, the Company shall grant you a stock option to purchase a number of shares of Common Stock, par value $0.00001 per share, of the Company equal to up to 1% of Company’s fully diluted capitalization, calculated immediately after the closing of the next bona fide equity financing in which the Company raises at least $5,000,000 for working capital purposes, provided that the strike price of such additional grant shall be made pursuant to and in compliance with Section 409A. The stock options shall vest 25% immediately (0.25%) with the remaining options to be 25% vested on each anniversary of your start date for three years, so long as you remain in your position with the company.

7. Restrictive Covenants/Absence of Restrictions. In exchange for your employment with the Company pursuant to the terms and conditions herein, you hereby agree to execute the enclosed Invention and Non-Disclosure Agreement.

8. Other Agreements. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing (or that purports to prevent) you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this Letter Agreement. We understand that you do have various consultant agreements.

9. Employment Eligibility. You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986.

10. At-Will Employment. This Letter Agreement shall not be construed as an agreement, cither expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the President, which expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this Letter Agreement shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

11. Entire Agreement/Governing Law. This Letter Agreement is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this Letter Agreement. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of California (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Letter Agreement shall be commenced only in a court of the State of California (or, if appropriate, a federal court located within the State of California), and the Company and you each consents to the jurisdiction of such a court.

* * *

Verde	PolyEarthyleneTM

If you would like to accept this offer of employment on the terms set forth herein, please sign and return this Letter Agreement on or before August 27, 2021.

We look forward to you becoming a part of the Verde Bioresins, Inc. team and helping to build what we hope will be an exceptional organization.

Very Truly Yours,

By:	/s/ Brian Gordon
Name:	Brian Gordon
Title:	President

The foregoing correctly sets forth the terms of my employment by Verde Bioresins, Inc. I am not relying on any representations other than those set forth above.

/s/ Joe Paolucci	Date: August 27, 2021
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